Exhibit 10.3

SECOND AMENDMENT TO AMENDED AND RESTATED LEASE

This SECOND AMENDMENT TO AMENDED AND RESTATED LEASE (“Second Amendment”) is made and entered into as of October 12, 2017, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and NEUROCRINE BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord (as successor-in-interest to DMH CAMPUS INVESTORS, LLC, a Delaware limited liability company) and Tenant are parties to that certain Amended and Restated Lease dated November 1, 2011 (the “Original Lease”), as amended by that certain First Amendment to Amended and Restated Lease dated June 5, 2017 (the “First Amendment”), pursuant to which Tenant leases approximately 140,591 rentable square feet of space (and, as subject to re-measurement as set forth in the First Amendment, the “Premises”) comprising the entirety of the building (the “Building”) located at 12780 El Camino Real, San Diego, California. The Original Lease as amended by the First Amendment is referred to herein as the “Lease.”

B. Pursuant to Section 2.5 of the Work Letter (“Work Letter”) attached to and incorporated in the First Amendment by reference, Tenant has elected to increase the Improvement Allowance (as defined in the First Amendment) by the amount of $1,410,910.00 (i.e. $10.00 per rentable square foot of the Premises).

C. The parties desire to amend the Lease on the terms and conditions set forth in this Second Amendment, pursuant to the requirements of Section 2.5 of the Work Letter.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.

2. Additional Allowance. Pursuant to the terms of Section 2.5 of the Work Letter, Tenant is entitled to an Additional Allowance of up to $1,410,910.00 (i.e., $10.00 per rentable square foot of the Premises). Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that Tenant has elected to utilize the entire $1,410,910.00 of the Additional Allowance, and accordingly the same shall be utilized and disbursed pursuant to the terms of the Work Letter and the total Improvement Allowance to which

EXHIBIT C

Tenant is entitled shall be $12,698,190.00. The term “Improvement Allowance” is hereby deemed to refer to the amount of $12,698.190.00 (i.e. $90.00 per rentable square foot of the Premises).

3. Monthly Rental. Pursuant to the terms of Section 2.5 of the Work Letter, as a result of Tenant’s use of the entire Additional Allowance pursuant to Section 2 above, the initial Monthly Rental rate per square foot for the Premises shall be increased by $0.05, and accordingly Section 4 of the First Amendment shall be amended per the terms below.

3.1 Monthly Rental Before Extended Term. Effective as of the date of this Second Amendment, the Monthly Rental schedule set forth in Section 4.1 of the First Amendment is hereby deleted in its entirety and replaced with the following:

“Period During Original Term	Annualized Rental	Monthly Rental	Monthly Rental Rate per Square Foot

June 1, 2017 – May 31, 2018*	$5,989,176.60	$499,098.05	$3.55

June 1, 2018 – May 31, 2019	$6,168,851.90	$514,070.99	$3.66

June 1, 2019 – December 31, 2019	$6,353,917.45	$529,493.12	$3.77

*	Subject to the terms set forth in Section 4.3 of the First Amendment (as amended by this Second Amendment), the Monthly Rental attributable to the three (3) month period commencing on July 1, 2017 and ending on September 30, 2017 shall be abated.”

3.2 Monthly Rental During Extended Term. Effective as of the date of this Second Amendment, the Monthly Rental schedule set forth in Section 4.2 of the First Amendment is hereby deleted in its entirety and replaced with the following:

“Period During Extended Term	Annualized Rental	Monthly Rental	Monthly Rental Rate per Square Foot

January 1, 2020 – May 31, 2020	$6,376,514.62	$531,376.22	$3.77

June 1, 2020 – May 31, 2021	$6,567,810.06	$547,317.51	$3.88

June 1, 2021 – May 31, 2022	$6,764,844.37	$563,737.03	$4.00

June 1, 2022 – May 31, 2023	$6,967,789.70	$580,649.14	$4.12

EXHIBIT C

June 1, 2023 – May 31, 2024	$7,176,823.39	$598,068.62	$4.24

June 1, 2024 – May 31, 2025	$7,392,128.09	$616,010.67	$4.37

June 1, 2025 – May 31, 2026	$7,613,891.93	$634,490.99	$4.50

June 1, 2026 – May 31, 2027	$7,842,308.69	$653,525.72	$4.63

June 1, 2027 – May 31, 2028	$8,077,577.95	$673,131.50	$4.77

June 1, 2028 – May 31, 2029	$8,319,905.29	$693,325.44	$4.91

June 1, 2029 – December 31, 2029	$8,569,502.45	$714,125.20	$5.06”

Abated Monthly Rental. Effective as of the date of this Second Amendment, Section 4.3 of the First Amendment is hereby deleted in its entirety and replaced with the following:

“4.3 Abated Monthly Rental. Provided that Tenant is not then in default of the Lease (as hereby amended) (beyond the expiration of any applicable notice and cure period set forth in the Lease, as amended), then during the three (3) month period commencing on July 1, 2017 and ending on September 30, 2017 (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Monthly Rental otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $1,497,294.15 (i.e., $499,098.05 per month). Tenant acknowledges and agrees that during such Rent Abatement Period, such abatement of Monthly Rental for the Premises shall have no effect on the calculation of any future increases in Monthly Rental, Operating Expenses or Taxes payable by Tenant pursuant to the terms of the Lease, which increases shall be calculated without regard to such Rent Abatement. Additionally, Tenant shall be obligated to pay all Additional Rental during the Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the rent and perform the terms and conditions otherwise required under the Lease (as hereby amended). If Tenant shall be in default under the Lease (as hereby amended) and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), or if the Lease (as hereby amended) is terminated for any reason, other than as the result of casualty or condemnation, then the dollar amount of the unapplied portion of the

EXHIBIT C

Rent Abatement as of such default or termination shall be converted to a credit to be applied to the Monthly Rental applicable at the end of the Extended Term and Tenant shall immediately be obligated to begin paying Monthly Rental for the Premises in full.”

4. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).

5. No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Without limiting the foregoing, Landlord agrees to pay the commission, if any, claimed or alleged to be owed by Cushman & Wakefield, Landlord’s broker in connection with the First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any use or dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6. No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[signatures contained on following page]

EXHIBIT C

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”:

KILROY REALTY, L.P., a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation

Its:	General Partner

By:	/s/ Jeffrey C. Hawken

Name:	Jeffrey C. Hawken

Its:	EVP and Chief Operating Officer

By:	/s/ Nelson Ackerly

Name:	Nelson Acklerly

Its:	SVP San Diego

“TENANT”:

NEUROCRINE BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Darin Lippoldt

Name:	Darin Lippoldt

Its:	Chief Legal Officer

By:	/s/ Tim Coughlin

Name:	Tim Coughlin

Its:	VP, Finance

EXHIBIT C